Farmer Mac Reports 2018 Results —
Double-Digit Earnings Growth
- Announces 21% Dividend Increase and New Payout Target -
- Continued Strong Credit Quality -

WASHINGTON, February 21, 2019 — The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A), the nation's largest secondary market provider that increases the availability and affordability of credit for the benefit of rural America, today announced its results for the quarter and fiscal year ended December 31, 2018.

2018 Highlights

•	Net income attributable to common stockholders grew 33% year-over-year to $94.9 million, or $8.83 per diluted common share

•	Core earnings, a non-GAAP measure, increased 28% year-over-year to $84.0 million, or $7.82 per diluted common share

•	Added $5.2 billion of gross business volume, resulting in net growth of $717.2 million

•	Net interest income increased 11% from the prior year to $174.4 million

•	Net effective spread, a non-GAAP measure, increased 7% from the prior year to $151.2 million

•	90-day delinquencies were 0.37% of the $7.2 billion Farm & Ranch portfolio as of December 31, 2018, compared to 0.71% as of December 31, 2017

Subsequent to December 31, 2018

•	Entered into a master participation agreement with CoBank on February 13, 2019

◦	Purchased a portfolio of participations in seasoned Rural Utilities loans in the amount of $546 million on February 19, 2019

◦	Represents Farmer Mac's first direct loan participation purchase with CoBank

•	On February 19, 2019, Farmer Mac's board of directors declared a quarterly dividend of $0.70 per common share for first quarter 2019

◦	Reflects an increase of $0.12 per common share, or 21%, over the quarterly dividend payout in 2018

◦	Board of directors increased our common stock dividend payout target, as a percentage of annual core earnings, from 30% for 2018 to 35% for 2019 and beyond

"Farmer Mac reported another year of strong earnings growth in 2018 and also announced notable developments for 2019," said President and Chief Executive Officer Brad Nordholm. "We are very confident in the strength of our business outlook and our future earnings prospects, as demonstrated by our decision to increase our dividend by more than twenty percent for first quarter 2019. We also announced a significant purchase of seasoned rural utilities loan participations, which reflects the first time we've done this type of business with CoBank. This is an important step forward in serving our mission to rural America."

Fiscal Year 2018 Results

Business Volume

During 2018, Farmer Mac added $5.2 billion of gross new business volume. Specifically, in 2018, Farmer Mac:

•	purchased $3.0 billion of AgVantage securities;

•	renewed a $300.0 million revolving floating rate AgVantage facility;

•	purchased $960.8 million of newly originated Farm & Ranch loans;

•	added $430.1 million of Farm & Ranch loans under LTSPCs;

•	purchased $332.3 million of USDA Securities;

•	issued $127.9 million of Farmer Mac Guaranteed USDA Securities; and

•	purchased $11.6 million of Rural Utilities loans.

After $4.5 billion of maturities and principal paydowns on existing business during 2018, Farmer Mac's outstanding business volume increased by $717.2 million from December 31, 2017 to $19.7 billion as of December 31, 2018.

This increase was driven by net growth of $477.9 million in the Institutional Credit line of business, net growth of $366.4 million in the Farm & Ranch line of business, and net growth of $163.4 million in the USDA Guarantees line of business. The net growth in these lines of business were partially offset by a net business volume decline in the Rural Utilities line of business of $290.5 million.

We achieved net growth of $477.9 million in our Institutional Credit line of business during 2018, as $3.3 billion of new business volume was offset in part by $2.8 billion of maturities and repayments. The new business consisted of: (1) $800.0 million of new AgVantage securities purchased; (2) $2.2 billion in refinances of maturing AgVantage securities; and (3) the renewal of a $300.0 million revolving floating rate AgVantage facility. The maturities and repayments consisted of $2.5 billion of repayments on and maturities of AgVantage securities and the expiration of the $300.0 million revolving floating rate AgVantage facility that was renewed during fourth quarter.

Our Farm & Ranch line of business experienced net growth of $366.4 million during 2018 attributable to $960.8 million of new loans purchased and $430.1 million of new LTSPCs, offset in part by loan repayments of $571.1 million and LTSPC repayments of $435.4 million. Net growth in Farm & Ranch loan purchases decreased by $294.7 million during 2018 compared to 2017, primarily due to fewer opportunities to purchase large loans in amounts greater than $15.0 million compared to 2017. We believe that this could be due to fewer eligible borrowers that are able to secure financing of that size, as well as potentially increased pricing competition for the highest credit quality borrowers of these larger loans. Also, increases in interest rates have reduced the demand for refinances in 2018 compared to 2017. Based on our analysis of bank and FCS call report data, there was a decline in the growth of the overall agricultural mortgage market in 2018. Nevertheless, we believe that our relative share of the overall agricultural mortgage market during 2018 remained consistent with prior years and that our net growth of 9.3% in Farm & Ranch loan purchases compared favorably to the 4.9% net growth of the overall agricultural mortgage loan market based on a review of bank and FCS call report data as of September 30, 2018. Net growth in Farm & Ranch loans added under LTSPCs decreased by $67.2 million during 2018 compared to 2017 primarily due to the absence in 2018 of some customers that added large pools of loans under LTSPCs to restructure their credit risk profile, which occurred in 2017.

Our USDA Guarantees line of business experienced net growth of $163.4 million during 2018, as $460.1 million of new business volume was offset in part by $296.7 million of maturities and repayments. The new business consisted of $332.3 million of new USDA Securities purchased and the issuance of $127.9 million of Farmer Mac Guaranteed USDA Securities. The repayments and maturities consisted of $282.3 million of repayments on maturing USDA Securities and $14.3 million of repayments on USDA Securities underlying Farmer Mac Guaranteed USDA Securities.

Outstanding business volume in our Rural Utilities line of business decreased by $290.5 million during 2018, primarily due to repayments on loans held and loans underlying LTSPCs. Capital expenditures have declined in the rural utilities industry, which we believe has decreased the overall demand for credit.

Spreads

Net interest income was $174.4 million for 2018, an 11% increase from $157.6 million in 2017. This increase was primarily driven by net growth in on-balance sheet AgVantage securities, Farm & Ranch loans, and USDA Securities, which contributed to a $10.1 million increase in net interest income. Fair value changes on financial derivatives and corresponding financial assets and liabilities in fair value hedge relationships also contributed $4.9 million in net interest income during 2018. The overall net interest yield was 0.96% for 2018, compared to 0.94% for 2017.

Net effective spread, a non-GAAP measure, was $151.2 million for 2018, a 7% increase from $141.3 million in 2017. The improvement was primarily due to growth in outstanding business volume, which increased net effective spread by approximately $10.1 million, and a $1.5 million increase in the amount of cash basis interest income received from non-accrual Farm & Ranch loans. In percentage terms, net effective spread was 0.91% for both 2018 and 2017.

Earnings

Farmer Mac's net income attributable to common stockholders for 2018 was $94.9 million ($8.83 per diluted common share), a 33% increase from $71.3 million ($6.60 per diluted common share) in 2017. This increase was primarily due to an $18.4 million decrease in income tax expense due to the reduction in the federal corporate income tax rate resulting from the enactment of new federal tax legislation in December 2017, and a $13.3 million after-tax increase in net interest income. These increases were partially offset by: (1) an increase of $3.5 million in net after-tax losses on our financial derivatives and hedging activities; (2) an increase in general and administrative ("G&A") expenses of $3.0 million after-tax; and (3) an increase in compensation and benefits expenses of $2.6 million after-tax.

G&A expenses and compensation and employee benefits expenses increased by $7.0 million, or 17.5%, in 2018 compared to 2017. Farmer Mac previously disclosed its expectation that these expenses would increase by approximately 15%, or $6.0 million, in 2018 compared to 2017. The incremental $1.0 million increase in these expenses compared to the original expectation was primarily due to nonrecurring hiring expenses of $0.6 million, primarily related to the search process for Farmer Mac's current President and Chief Executive Officer and two other key hires.

Farmer Mac's non-GAAP core earnings for 2018 were $84.0 million ($7.82 per diluted common share), a 28% increase from $65.6 million ($6.08 per diluted common share) in 2017. The $18.4 million increase in core earnings for 2018 compared to 2017 was primarily due to a $16.8 million decrease in income tax expense resulting from the lower federal corporate income tax rate and a $7.8 million after-tax increase in net effective spread resulting primarily from an increase in outstanding business volume. The increases to core earnings were partially offset by a $3.0 million after-tax increase in G&A expenses related to continued investments in technology and business infrastructure and a $2.6 million after-tax increase in compensation and employee benefits expenses.

See "Use of Non-GAAP Measures" below for more information about core earnings, core earnings per share, and net effective spread and for reconciliations of the comparable GAAP measures to these non-GAAP measures.

Fourth Quarter 2018 Results

Business Volume

During fourth quarter 2018, Farmer Mac added $1.0 billion of gross new business volume. Specifically, in fourth quarter 2018, Farmer Mac:

•	purchased $585.8 million of AgVantage securities;

•	purchased $285.0 million of newly originated Farm & Ranch loans;

•	added $80.8 million of Farm & Ranch loans under LTSPCs;

•	purchased $68.1 million of USDA Securities;

•	issued $22.2 million of Farmer Mac Guaranteed USDA Securities; and

•	purchased $3.0 million of Rural Utilities loans.

After $861.0 million of maturities and principal paydowns on existing business during fourth quarter 2018, Farmer Mac's outstanding business volume increased by $183.9 million from September 30, 2018 to $19.7 billion as of December 31, 2018. This increase was driven by net growth of $167.7 million in Farm & Ranch loan purchases, $44.4 million in the USDA Securities line of business, and $17.5 million in net new Institutional Credit business from financial fund counterparties.

Our Farm & Ranch line of business experienced net growth of $162.0 million during fourth quarter 2018 attributable to $285.0 million of new loans purchased and $80.8 million of new LTSPCs, offset in part by loan repayments of $117.3 million and LTSPC repayments of $86.6 million.

Net growth in Farm & Ranch loan purchases of $167.7 million increased 29% from fourth quarter 2017 primarily due to an increase in borrower demand for long-term financing amidst uncertainty in a rising interest rate environment. Farmer Mac also purchased a large loan over $50 million and retained a $38 million portion.

Net growth in Farm & Ranch loans added under LTSPCs decreased by $5.7 million during fourth quarter 2018.

Our USDA Guarantees line of business experienced net growth of $44.4 million during fourth quarter 2018, as $90.3 million of new business volume was offset in part by $45.9 million of maturities and repayments. The new business was comprised of $68.1 million of new USDA Securities purchased and the issuance of $22.2 million of Farmer Mac Guaranteed USDA Securities. The repayments and maturities consisted of $44.7 million of repayments on USDA Securities and $1.2 million of repayments on maturing USDA Securities underlying Farmer Mac Guaranteed USDA Securities.

Our Institutional Credit line of business achieved net growth of $17.5 million during fourth quarter 2018 attributable to (1) $33.3 million of new AgVantage securities purchased (from financial fund counterparties);

and (2) $500.0 million in refinances of maturing AgVantage securities. These purchases were offset in part by $515.7 million of amortization of existing AgVantage securities and repayments on maturing AgVantage securities.

Outstanding business volume in our Rural Utilities line of business decreased by $39.9 million during fourth quarter 2018, primarily due to repayments on maturing loans held and loans underlying LTSPCs.

Spreads

Net interest income for fourth quarter 2018 was $42.2 million, compared to $41.3 million in the prior year period. The increase was primarily driven by net growth in on-balance sheet AgVantage securities, Farm & Ranch loans, and USDA Securities. Net interest yield was 0.93% for fourth quarter 2018, a modest decrease from 0.94% in fourth quarter 2017. This was primarily due to fair value changes on financial derivatives and corresponding financial assets and liabilities in fair value hedge relationships.

Net effective spread, a non-GAAP measure, for fourth quarter 2018 was $38.9 million, a $1.4 million increase from $37.5 million in the prior year period. This increase was primarily attributable to growth in outstanding business volume, which increased net effective spread by approximately $1.9 million. In percentage terms, net effective spread was 0.93% for both fourth quarter 2018 and fourth quarter 2017.

Earnings

Farmer Mac's net income attributable to common stockholders for fourth quarter 2018 was $19.6 million ($1.82 per diluted common share), a 17% increase from $16.7 million ($1.55 per diluted common share) in fourth quarter 2017. The $2.9 million increase was driven by a $7.1 million decrease in income tax expense primarily resulting from the lower federal corporate income tax rate and a $0.7 million after-tax increase in net interest income resulting primarily from an increase in outstanding business volume. These were partially offset by a $2.8 million after-tax increase in non-interest operating expenses related to higher compensation and employee benefits expenses and higher G&A expenses.

Farmer Mac's non-GAAP core earnings for fourth quarter 2018 was $20.5 million ($1.90 per diluted common share), a 14% increase from $17.9 million ($1.65 per diluted common share) in fourth quarter 2017. The $2.6 million year-over-year increase in core earnings was primarily due to a $5.4 million decrease in income tax expense primarily resulting from the lower federal corporate income tax rate and a $1.1 million after-tax increase in net effective spread primarily resulting from an increase in outstanding business volume. These increases to core earnings were partially offset by a $1.2 million after-tax increase in G&A expenses related to continued investments in technology and business infrastructure and a $1.5 million after-tax increase in compensation and employee benefits expenses. Significantly contributing to the increase in compensation expense was the absence in 2018 of the recoupment of approximately $1.1 million after-tax in compensation costs related to the forfeiture of unvested equity awards and annual variable incentive compensation resulting from the termination of employment of Farmer Mac's former President and Chief Executive Officer in December 2017.

Credit

Our overall credit quality improved during 2018 compared to 2017. Our total provision for losses and our 90-day delinquencies each decreased year-over-year, while our total allowance for losses and substandard assets as a percent of our Farm & Ranch portfolio each remained the same. While we expect that over time our 90-day delinquency and substandard assets rates will revert closer to Farmer Mac's historical averages, our overall credit quality did not deteriorate in 2018 compared to 2017 because borrowers had sufficient capacity to meet their financial obligations.

Farmer Mac's total provision for losses recorded in 2018 was $0.3 million, compared to $1.8 million in 2017, which reflects a decrease of $1.5 million year-over-year.

In the Farm & Ranch portfolio, 90-day delinquencies were $26.9 million (0.37% of the Farm & Ranch portfolio) as of December 31, 2018, compared to $48.4 million (0.71% of the Farm & Ranch portfolio) as of December 31, 2017. The year-over-year decrease is primarily due to two permanent planting loans to one borrower in the aggregate amount of $15.3 million that became current during 2018.

There are currently no delinquent AgVantage securities or Rural Utilities loans held or underlying LTSPCs, and USDA Securities are backed by the full faith and credit of the United States. Across all of Farmer Mac's lines of business, 90-day delinquencies represented 0.14% of total business volume as of December 31, 2018, compared to 0.25% as of December 31, 2017.

As of December 31, 2018, Farmer Mac's substandard assets were $232.7 million (3.2% of the Farm & Ranch portfolio), compared to $221.3 million (3.2% of the Farm & Ranch portfolio) as of December 31, 2017. The $11.4 million increase in substandard assets was entirely due to growth in our total Farm & Ranch portfolio, while the proportion of our substandard assets to the overall Farm & Ranch portfolio remained the same as in 2017.

Farmer Mac's 90-day delinquencies rate and substandard assets rate during 2018 each remained below Farmer Mac's historical averages of 1.0% and 4.0%, respectively.

Capital

Farmer Mac's core capital, which excludes accumulated other comprehensive income, totaled $727.6 million as of December 31, 2018, exceeding the statutory minimum capital requirement by 34%, or $182.6 million. This compares to $657.1 million as of December 31, 2017, exceeding the statutory minimum capital requirement by 26%, or $136.8 million. Farmer Mac's Tier-1 capital ratio was 13.4% as of December 31, 2018, compared to 12.6% as of December 31, 2017. The increase in core capital was due primarily to an increase in retained earnings.

Dividends

On February 19, 2019, Farmer Mac's board of directors declared a quarterly dividend of $0.70 per share on all three classes of common stock. This is an increase of $0.12 per common share, or 21%, over the quarterly dividend payout in 2018 and reflects the board's authorization to increase Farmer Mac's common stock dividend payout target as a percentage of annual core earnings from 30% for 2018 to 35% for 2019 and beyond. This is the eighth consecutive year that Farmer Mac has increased its quarterly common stock dividend, which has grown from $0.05 per share in 2011 to $0.70 per share in first quarter 2019. In deciding to increase Farmer Mac's common stock dividend and payout target, the board of directors considered our strong capital position and the consistency of and outlook for our earnings, balanced against the need for capital to fund the significant growth objectives identified in our strategic plan and to meet regulatory requirements and metrics established by our board of directors. These actions are also consistent with Farmer Mac's goal of providing a competitive return on its common stockholders' investments through the payment of cash dividends. Our payout ratio of core earnings is also now more in line with those of our financial institution peers within the S&P Financial Index and NASDAQ Bank Index, many of which have significantly increased their common stock dividends during the past two years.

The $0.70 per share dividend declared on each of Farmer Mac's three classes of common stock – Class A voting common stock (NYSE: AGM.A), Class B voting common stock (not listed on any exchange), and Class C non-voting common stock (NYSE: AGM) – will be payable on March 29, 2019 to holders of record of common stock as of March 15, 2019.

Farmer Mac's board of directors also declared a dividend on each of Farmer Mac's three classes of preferred stock. The quarterly dividend of $0.3672 per share of 5.875% Non-Cumulative Preferred Stock, Series A (NYSE: AGM.PR.A), $0.4297 per share of 6.875% Non-Cumulative Preferred Stock, Series B (NYSE: AGM.PR.B), and $0.375 per share of 6.000% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series C (NYSE: AGM.PR.C), is for the period from but not including January 17, 2019 to and including April 17, 2019. The preferred dividends will be payable on April 17, 2019 to holders of record as of April 2, 2019.

Earnings Conference Call Information

The conference call to discuss Farmer Mac's 2018 financial results will be held beginning at 11:00 a.m. eastern time on Thursday, February 21, 2019 and can be accessed by telephone or live webcast as follows:

Telephone (Domestic): (888) 346-2616
Telephone (International): (412) 902-4254

Webcast: https://www.farmermac.com/investors/events-presentations/

Presentation materials to be referenced during the call will be posted on the webpage that can be accessed by clicking on the link noted above. When dialing in to the call, please ask for the "Farmer Mac Earnings Conference Call." The call can be heard live and will also be available for replay on Farmer Mac’s website for two weeks following the conclusion of the call.

More complete information about Farmer Mac's performance for fourth quarter and full year 2018 is in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2018 filed today with the SEC.

Use of Non-GAAP Measures

In the accompanying analysis of its financial information, Farmer Mac uses the following non-GAAP measures: "core earnings," "core earnings per share," and "net effective spread." Farmer Mac uses these non-GAAP measures to measure corporate economic performance and develop financial plans because, in management's view, they are useful alternative measures in understanding Farmer Mac's economic performance, transaction economics, and business trends. The non-GAAP financial measures that Farmer Mac uses may not be comparable to similarly labeled non-GAAP financial measures disclosed by other companies. Farmer Mac's disclosure of these non-GAAP measures is intended to be supplemental in nature, and is not meant to be considered in isolation from, as a substitute for, or as more important than, the related financial information prepared in accordance with GAAP.

Core earnings and core earnings per share principally differ from net income attributable to common stockholders and earnings per common share, respectively, by excluding the effects of fair value fluctuations. These fluctuations are not expected to have a cumulative net impact on Farmer Mac's financial condition or results of operations reported in accordance with GAAP if the related financial instruments are held to maturity, as is expected.

Core earnings and core earnings per share also differ from net income attributable to common stockholders and earnings per common share, respectively, by excluding specified infrequent or unusual transactions that Farmer Mac believes are not indicative of future operating results and that may not reflect the trends and economic financial performance of Farmer Mac's core business.

Farmer Mac uses net effective spread to measure the net spread Farmer Mac earns between its interest-earning assets and the related net funding costs of these assets. Net effective spread differs from net interest income and net interest yield because it excludes: (1) the amortization of premiums and discounts on assets consolidated at fair value that are amortized as adjustments to yield in interest income over the contractual or estimated remaining lives of the underlying assets; (2) interest income and interest expense related to consolidated trusts with beneficial interests owned by third parties, which are presented on Farmer Mac's consolidated balance sheets as "Loans held for investment in consolidated trusts, at amortized cost"; and (3) beginning January 1, 2018, the fair value changes of financial derivatives and the corresponding assets or liabilities designated in a fair value hedge relationship.

Net effective spread also principally differs from net interest income and net interest yield because it includes: (1) the accrual of income and expense related to the contractual amounts due on financial derivatives that are not designated in hedge relationships ("undesignated financial derivatives"); and (2) effective in fourth quarter 2017, the net effects of terminations or net settlements on financial derivatives and hedging activities. More information about Farmer Mac’s use of non-GAAP measures is available in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations" in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2018 filed today with the SEC.

For a reconciliation of Farmer Mac's net income attributable to common stockholders to core earnings and of earnings per common share to core earnings per share, and net interest income and net interest yield to net effective spread, see the "Reconciliations" section below.

Forward-Looking Statements

Management's expectations for Farmer Mac's future necessarily involve assumptions and estimates and the evaluation of risks and uncertainties. Various factors or events, both known and unknown, could cause Farmer Mac's actual results to differ materially from the expectations as expressed or implied by the forward-looking statements in this release, including uncertainties about:

•	the availability to Farmer Mac of debt and equity financing and, if available, the reasonableness of rates and terms;

•	legislative or regulatory developments that could affect Farmer Mac, its sources of business, or the agricultural or rural utilities industries;

•	fluctuations in the fair value of assets held by Farmer Mac and its subsidiaries;

•
the rate and direction of development of the secondary market for agricultural mortgage and rural utilities loans, including lender interest in Farmer Mac's products and the secondary market provided by Farmer Mac;

•	the general rate of growth in agricultural mortgage and rural utilities indebtedness;

•
the effect of economic conditions, including the effects of drought and other weather-related conditions and fluctuations in agricultural real estate values, on agricultural mortgage lending and borrower repayment capacity;

•	the effect of any changes in Farmer Mac's executive leadership;

•	developments in the financial markets, including possible investor, analyst, and rating agency reactions to events involving government-sponsored enterprises, including Farmer Mac;

•	changes in the level and direction of interest rates, which could, among other things, affect the value of collateral securing Farmer Mac's agricultural mortgage loan assets;

•	the degree to which Farmer Mac is exposed to basis risk, which results from fluctuations in Farmer Mac's borrowing costs relative to market indexes; and

•	volatility in commodity prices relative to costs of production, changes in U.S. trade policies, or fluctuations in export demand for U.S. agricultural products.

Other risk factors are discussed in "Risk Factors" in Part I, Item 1A in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2018. Considering these potential risks and uncertainties, no undue reliance should be placed on any forward-looking statements expressed in this release. The forward-looking statements contained in this release represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as otherwise mandated by the SEC. The information in this release is not necessarily indicative of future results.

About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and works to increase the availability and affordability of credit for the benefit of American agricultural and rural communities. As the nation’s largest secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac's customers benefit from our low cost of funds, low overhead costs, and high operational efficiency. In fact, we are often able to provide the lowest cost of borrowing to agricultural and rural borrowers. For more than thirty years, Farmer Mac has been delivering the capital and commitment rural America deserves. More information about Farmer Mac (including the Annual Report on Form 10-K referenced above) is available on Farmer Mac's website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
Megan Murray-Pelaez, Media Inquiries
(202) 872-7700

* * * *

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of
	December 31, 2018	December 31, 2017
	(in thousands)
Assets:
Cash and cash equivalents	$425,256	$302,022
Investment securities:
Available-for-sale, at fair value	2,217,852	2,215,405
Held-to-maturity, at amortized cost	45,032	45,032
Total Investment Securities	2,262,884	2,260,437
Farmer Mac Guaranteed Securities:
Available-for-sale, at fair value	5,974,497	5,471,914
Held-to-maturity, at amortized cost	2,096,618	2,126,274
Total Farmer Mac Guaranteed Securities	8,071,115	7,598,188
USDA Securities:
Trading, at fair value	9,999	13,515
Held-to-maturity, at amortized cost	2,166,174	2,117,850
Total USDA Securities	2,176,173	2,131,365
Loans:
Loans held for investment, at amortized cost	4,004,968	3,873,755
Loans held for investment in consolidated trusts, at amortized cost	1,517,101	1,399,827
Allowance for loan losses	(7,017)	(6,796)
Total loans, net of allowance	5,515,052	5,266,786
Real estate owned, at lower of cost or fair value	128	139
Financial derivatives, at fair value	7,487	7,093
Interest receivable (includes $19,783 and $17,373, respectively, related to consolidated trusts)	180,080	155,278
Guarantee and commitment fees receivable	40,366	39,895
Deferred tax asset, net	6,369	2,048
Prepaid expenses and other assets	9,418	29,023
Total Assets	$18,694,328	$17,792,274

Liabilities and Equity:
Liabilities:
Notes payable:
Due within one year	$7,757,050	$8,089,826
Due after one year	8,486,647	7,432,790
Total notes payable	16,243,697	15,522,616
Debt securities of consolidated trusts held by third parties	1,528,957	1,404,945
Financial derivatives, at fair value	19,633	26,599
Accrued interest payable (includes $17,125 and $14,631, respectively, related to consolidated trusts)	96,743	75,402
Guarantee and commitment obligation	38,683	38,400
Accounts payable and accrued expenses	11,891	14,096
Deferred tax liability, net	—	—
Reserve for losses	2,167	2,070
Total Liabilities	17,941,771	17,084,128
Commitments and Contingencies (Note 6)
Equity:
Preferred stock:
Series A, par value $25 per share, 2,400,000 shares authorized, issued and outstanding	58,333	58,333
Series B, par value $25 per share, 3,000,000 shares authorized, issued and outstanding	73,044	73,044
Series C, par value $25 per share, 3,000,000 shares authorized, issued and outstanding	73,382	73,382
Common stock:
Class A Voting, $1 par value, no maximum authorization, 1,030,780 shares outstanding	1,031	1,031
Class B Voting, $1 par value, no maximum authorization, 500,301 shares outstanding	500	500
Class C Non-Voting, $1 par value, no maximum authorization, 9,137,550 shares and 9,087,670 shares outstanding, respectively	9,138	9,088
Additional paid-in capital	118,822	118,979
Accumulated other comprehensive income, net of tax	24,956	51,085
Retained earnings	393,351	322,704
Total Equity	752,557	708,146
Total Liabilities and Equity	18,694,328	17,792,274

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Year Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
	(in thousands, except per share amounts)
Interest income:
Investments and cash equivalents	$16,498	$9,752	$55,179	$34,586
Farmer Mac Guaranteed Securities and USDA Securities	77,474	56,818	290,953	203,796
Loans	52,481	44,801	198,152	162,150
Total interest income	146,453	111,371	544,284	400,532
Total interest expense	104,237	70,088	369,848	242,885
Net interest income	42,216	41,283	174,436	157,647
Provision for loan losses	(146)	(474)	(238)	(1,708)
Net interest income after provision for loan losses	42,070	40,809	174,198	155,939
Non-interest income:
Guarantee and commitment fees	3,506	3,484	13,976	14,114
(Losses)/gains on financial derivatives	(2,999)	(1,777)	(3,687)	753
Gains/(losses) on trading securities	57	60	81	(24)
Gains/(losses) on sale of available-for-sale investment securities	—	—	—	89
Gains/(losses) on sale of real estate owned	—	964	(7)	1,748
Other income	118	(58)	1,377	832
Non-interest income	682	2,673	11,740	17,512
Non-interest expense:
Compensation and employee benefits	7,167	5,247	27,534	24,233
General and administrative	5,829	4,348	19,707	15,959
Regulatory fees	687	625	2,562	2,500
Real estate owned operating costs, net	—	—	16	23
Provision for/(release of) reserve for losses	20	(10)	97	50
Non-interest expense	13,703	10,210	49,916	42,765
Income before income taxes	29,049	33,272	136,022	130,686
Income tax expense	6,193	13,266	27,942	46,369
Net income	22,856	20,006	108,080	84,317
Less: Net loss attributable to non-controlling interest	—	—	—	165
Net income attributable to Farmer Mac	22,856	20,006	108,080	84,482
Preferred stock dividends	(3,296)	(3,296)	(13,182)	(13,182)
Net income attributable to common stockholders	$19,560	$16,710	$94,898	$71,300

Earnings per common share and dividends:
Basic earnings per common share	$1.84	$1.57	$8.91	$6.73
Diluted earnings per common share	$1.82	$1.55	$8.83	$6.60
Common stock dividends per common share	$0.58	$0.36	$2.32	$1.44

Reconciliations
Reconciliations of Farmer Mac's net income attributable to common stockholders to core earnings and core earnings per share are presented in the following tables along with information about the composition of core earnings for the periods indicated:

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings
	For the Three Months Ended
	December 31, 2018	September 30, 2018	December 31, 2017
	(in thousands, except per share amounts)
Net income attributable to common stockholders	$19,560	$26,474	$16,710
Less reconciling items:
(Losses)/gains on undesignated financial derivatives due to fair value changes	(96)	3,625	(261)
(Losses)/gains on hedging activities due to fair value changes	(853)	1,051	(3)
Unrealized gains/(losses) on trading securities	57	(3)	60
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	67	(38)	(129)
Net effects of terminations or net settlements on financial derivatives and hedging activities(1)	(312)	546	632
Re-measurement of net deferred tax asset due to enactment of new tax legislation	—	—	(1,365)
Income tax effect related to reconciling items	238	(1,088)	(105)
Sub-total	(899)	4,093	(1,171)
Core earnings	$20,459	$22,381	$17,881

Composition of Core Earnings:
Revenues:
Net effective spread(2)	$38,855	$39,077	$37,467
Guarantee and commitment fees(3)	5,309	5,170	5,157
Other(4)	(129)	110	69
Total revenues	44,035	44,357	42,693

Credit related expense/(income)(GAAP):
Provision for/(release of) losses	166	(3)	464
Losses/(gains) on sale of REO	—	41	(964)
Total credit related expense/(income)	166	38	(500)

Operating expenses (GAAP):
Compensation and employee benefits	7,167	6,777	5,247
General and administrative	5,829	4,350	4,348
Regulatory fees	687	625	625
Total operating expenses	13,683	11,752	10,220

Net earnings	30,186	32,567	32,973
Income tax expense(5)	6,431	6,891	11,796
Preferred stock dividends (GAAP)	3,296	3,295	3,296
Core earnings	$20,459	$22,381	$17,881

Core earnings per share:
Basic	$1.92	$2.10	$1.68
Diluted	1.90	2.08	1.65

(1)
Effective in fourth quarter 2017, Farmer Mac revised its methodology for calculating net effective spread, which is a component of core earnings, to also include the net effects of terminations or net settlements on financial derivatives and hedging activities. All prior period information has been recast to reflect the revised methodology. For more information, see "Use of Non-GAAP Measures—Net Effective Spread" above.

(2)
Net effective spread is a non-GAAP measure. See "Use of Non-GAAP Measures—Net Effective Spread" above for an explanation of net effective spread. See below for a reconciliation of net interest income to net effective spread.

(3)
Includes interest income and interest expense related to consolidated trusts owned by third parties reclassified from net interest income to guarantee and commitment fees to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee on the consolidated Farmer Mac Guaranteed Securities.

(4)
Reflects reconciling adjustments for the reclassification to exclude expenses related to interest rate swaps not designated as hedges and terminations or net settlements on financial derivatives and hedging activities, and reconciling adjustments to exclude fair value adjustments on financial derivatives and trading assets and the recognition of deferred gains over the estimated lives of certain Farmer Mac Guaranteed Securities and USDA Securities.

(5)	Includes the tax impact of non-GAAP reconciling items between net income attributable to common stockholders and core earnings.

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings
	For the Year Ended
	December 31, 2018	December 31, 2017
	(in thousands, except per share amounts)
Net income attributable to common stockholders	$94,898	$71,300
Less reconciling items:
Gains on undesignated financial derivatives due to fair value changes	7,959	10,218
Gains/(losses) on hedging activities due to fair value changes	4,449	(719)
Unrealized gains/(losses) on trading securities	81	(24)
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(461)	(1,327)
Net effects of terminations or net settlements on financial derivatives and hedging activities(1)	1,708	2,674
Re-measurement of net deferred tax asset due to enactment of new tax legislation	—	(1,365)
Income tax effect related to reconciling items	(2,885)	(3,788)
Sub-total	10,851	5,669
Core earnings	$84,047	$65,631

Composition of Core Earnings:
Revenues:
Net effective spread(2)	$151,195	$141,303
Guarantee and commitment fees(3)	20,733	20,350
Other(4)	520	935
Total revenues	172,448	162,588

Credit related expense (GAAP):
Provision for losses	335	1,758
REO operating expenses	16	23
Losses/(gains) on sale of REO	7	(1,748)
Total credit related expense	358	33

Operating expenses (GAAP):
Compensation and employee benefits	27,534	24,233
General and administrative	19,707	15,959
Regulatory fees	2,562	2,500
Total operating expenses	49,803	42,692

Net earnings	122,287	119,863
Income tax expense(5)	25,058	41,215
Net loss attributable to non-controlling interest (GAAP)	—	(165)
Preferred stock dividends (GAAP)	13,182	13,182
Core earnings	$84,047	$65,631

Core earnings per share:
Basic	$7.89	$6.20
Diluted	7.82	6.08

(1)
Effective in fourth quarter 2017, Farmer Mac revised its methodology for calculating net effective spread, which is a component of core earnings, to also include the net effects of terminations or net settlements on financial derivatives and hedging activities. All prior period information has been recast to reflect the revised methodology. For more information, see "Use of Non-GAAP Measures—Net Effective Spread" above.

(2)
Net effective spread is a non-GAAP measure. See "Use of Non-GAAP Measures—Net Effective Spread" above for an explanation of net effective spread. See below for a reconciliation of net interest income to net effective spread.

(3)
Includes interest income and interest expense related to consolidated trusts owned by third parties reclassified from net interest income to guarantee and commitment fees to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee on the consolidated Farmer Mac Guaranteed Securities.

(4)
Reflects reconciling adjustments for the reclassification to exclude expenses related to interest rate swaps not designated as hedges and terminations or net settlements on financial derivatives and hedging activities, and reconciling adjustments to exclude fair value adjustments on financial derivatives and trading assets and the recognition of deferred gains over the estimated lives of certain Farmer Mac Guaranteed Securities and USDA Securities.

(5)	Includes the tax impact of non-GAAP reconciling items between net income attributable to common stockholders and core earnings.

Reconciliation of GAAP Basic Earnings Per Share to Core Earnings Basic Earnings Per Share
	For the Three Months Ended			For the Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
	(in thousands, except per share amounts)
GAAP - Basic EPS	$1.84	$2.48	$1.57	$8.91	$6.73
Less reconciling items:
(Losses)/gains on undesignated financial derivatives due to fair value changes	(0.01)	0.34	(0.03)	0.75	0.97
(Losses)/gains on hedging activities due to fair value changes	(0.08)	0.10	—	0.41	(0.07)
Unrealized gains on trading securities	0.01	—	0.01	0.01	—
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	0.01	—	(0.01)	(0.04)	(0.13)
Net effects of terminations or net settlements on financial derivatives and hedging activities	(0.03)	0.05	0.06	0.16	0.25
Re-measurement of net deferred tax asset due to enactment of new tax legislation	—	—	(0.13)	—	(0.13)
Income tax effect related to reconciling items	0.02	(0.11)	(0.01)	(0.27)	(0.36)
Sub-total	(0.08)	0.38	(0.11)	1.02	0.53
Core Earnings - Basic EPS	$1.92	$2.10	$1.68	$7.89	$6.20

Shares used in per share calculation (GAAP and Core Earnings)	10,669	10,668	10,618	10,654	10,594

Reconciliation of GAAP Diluted Earnings Per Share to Core Earnings Diluted Earnings Per Share
	For the Three Months Ended			For the Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
	(in thousands, except per share amounts)
GAAP - Diluted EPS	$1.82	$2.46	$1.55	$8.83	$6.60
Less reconciling items:
(Losses)/gains on undesignated financial derivatives due to fair value changes	(0.01)	0.33	(0.03)	0.74	0.94
(Losses)/gains on hedging activities due to fair value changes	(0.08)	0.10	0.01	0.41	(0.07)
Unrealized gains on trading securities	0.01	—	0.01	0.01	—
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	0.01	—	(0.01)	(0.04)	(0.12)
Net effects of terminations or net settlements on financial derivatives and hedging activities	(0.03)	0.05	0.06	0.16	0.25
Re-measurement of net deferred tax asset due to enactment of new tax legislation	—	—	(0.13)	—	(0.13)
Income tax effect related to reconciling items	0.02	(0.10)	(0.01)	(0.27)	(0.35)
Sub-total	(0.08)	0.38	(0.10)	1.01	0.52
Core Earnings - Diluted EPS	$1.90	$2.08	$1.65	$7.82	$6.08

Shares used in per share calculation (GAAP and Core Earnings)	10,745	10,744	10,815	10,746	10,803

The following table presents a reconciliation of net interest income and net yield to net effective spread for the periods indicated:

Reconciliation of GAAP Net Interest Income/Yield to Net Effective Spread
	For the Three Months Ended						For the Year Ended
	December 31, 2018		September 30, 2018		December 31, 2017		December 31, 2018		December 31, 2017
	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
Net interest income/yield	$42,216	0.93%	$45,058	0.99%	$41,283	0.94%	$174,436	0.96%	$157,647	0.94%
Net effects of consolidated trusts	(1,804)	0.04%	(1,681)	0.05%	(1,673)	0.04%	(6,757)	0.04%	(6,236)	0.04%
Expense related to undesignated financial derivatives	(2,161)	(0.06)%	(3,223)	(0.08)%	(1,943)	(0.05)%	(11,685)	(0.07)%	(10,261)	(0.07)%
Amortization of premiums/discounts on assets consolidated at fair value	(138)	—%	49	—%	(28)	—%	417	0.01%	1,191	0.01%
Amortization of losses due to terminations or net settlements on financial derivatives and hedging activities	(69)	—%	(75)	—%	(172)	—%	(275)	—%	(1,038)	(0.01)%
Fair value changes on fair value hedge relationships	811	0.02%	(1,051)	(0.03)%	—	—%	(4,941)	(0.03)%	—	—%
Net effective spread	$38,855	0.93%	$39,077	0.93%	$37,467	0.93%	$151,195	0.91%	$141,303	0.91%

The following table presents core earnings for Farmer Mac's reportable operating segments and a reconciliation to consolidated net income for the three months ended December 31, 2018:

Core Earnings by Business Segment
For the Three Months Ended December 31, 2018
	Farm & Ranch	USDA Guarantees	Rural Utilities	Institutional Credit	Corporate	Reconciling Adjustments		Consolidated Net Income
	(in thousands)
Net interest income	$15,696	$5,108	$3,574	$15,084	$2,754	$—		$42,216
Less: reconciling adjustments(1)(2)(3)	(2,408)	(478)	(741)	667	(401)	3,361		—
Net effective spread	13,288	4,630	2,833	15,751	2,353	3,361		—
Guarantee and commitment fees(2)	4,621	227	372	89		(1,803)		3,506
Other income/(expense)(3)	179	2	8	—	(319)	(2,694)		(2,824)
Non-interest income/(loss)	4,800	229	380	89	(319)	(4,497)		682

Provision for loan losses	(146)	—	—	—	—	—		(146)

Release of reserve for losses	(20)	—	—	—	—	—		(20)
Other non-interest expense	(5,096)	(1,516)	(918)	(2,291)	(3,862)	—		(13,683)
Non-interest expense(4)	(5,116)	(1,516)	(918)	(2,291)	(3,862)	—		(13,703)
Core earnings before income taxes	12,826	3,343	2,295	13,549	(1,828)	(1,136)	(5)	29,049
Income tax (expense)/benefit	(2,693)	(702)	(482)	(2,845)	292	237		(6,193)
Core earnings before preferred stock dividends and attribution of income to non-controlling interest	10,133	2,641	1,813	10,704	(1,536)	(899)	(5)	22,856
Preferred stock dividends	—	—	—	—	(3,296)	—		(3,296)
Segment core earnings/(losses)	$10,133	$2,641	$1,813	$10,704	$(4,832)	$(899)	(5)	$19,560

Total assets at carrying value	$4,701,736	$2,240,906	$945,282	$8,089,410	$2,716,994	$—		$18,694,328
Total on- and off-balance sheet program assets at principal balance	$7,233,972	$2,515,620	$1,592,115	$8,382,817	$—	$—		$19,724,524

(1)	Excludes the amortization of premiums and discounts on assets consolidated at fair value, originally included in interest income, to reflect core earnings amounts.

(2)
Includes the reclassification of interest income and interest expense from consolidated trusts owned by third parties to guarantee and commitment fees, to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee.

(3)
Includes the reclassification of interest expense related to interest rate swaps not designated as hedges, which are included in "(Losses)/gains on financial derivatives and hedging activities" on the consolidated financial statements, to determine the effective funding cost for each operating segment.

(4)	Includes directly attributable costs and an allocation of indirectly attributable costs based on employee headcount.

(5)
Net adjustments to reconcile to the corresponding income measures: core earnings before income taxes reconciled to income before income taxes; core earnings before preferred stock dividends and attribution of income to non-controlling interest reconciled to net income; and segment core earnings reconciled to net income attributable to common stockholders.

Supplemental Information
The following table sets forth information regarding outstanding volume in each of Farmer Mac's four lines of business as of the dates indicated:

Lines of Business - Outstanding Business Volume
	As of December 31, 2018	As of December 31, 2017
	(in thousands)
On-balance sheet:
Farm & Ranch:
Loans	$3,071,222	$2,798,906
Loans held in trusts:
Beneficial interests owned by third party investors	1,517,101	1,399,827
USDA Guarantees:
USDA Securities	2,120,553	2,068,017
Farmer Mac Guaranteed USDA Securities	27,383	29,980
Rural Utilities:
Loans	938,843	1,076,291
Institutional Credit:
AgVantage securities	8,072,919	7,593,322
Total on-balance sheet	$15,748,021	$14,966,343
Off-balance sheet:
Farm & Ranch:
LTSPCs(1)	$2,509,787	$2,335,342
Guaranteed Securities(1)	135,862	333,511
USDA Guarantees:
Farmer Mac Guaranteed USDA Securities	367,684	254,217
Rural Utilities:
LTSPCs(2)	653,272	806,342
Institutional Credit:
AgVantage securities	9,898	11,556
Revolving floating rate AgVantage facility(3)	300,000	300,000
Total off-balance sheet	$3,976,503	$4,040,968
Total	$19,724,524	$19,007,311

(1)
During fourth quarter 2018, Farmer Mac repurchased the 100% participation interests in loans underlying a pool of $134.1 million in Farm & Ranch Guaranteed Securities at par, thereby redeeming the corresponding Farm & Ranch Guaranteed Securities from their sole security holder. These participation interests were repurchased by Farmer Mac at the request of the sole security holder in exchange for the termination of the participation interests and the reconveyance of all beneficial interest in the loans to the sole security holder that owned the loans in which the participation interests had been issued. The resulting pool of Farm & Ranch loans was concurrently added under LTSPCs. The commitment fee Farmer Mac receives on these loans added under LTSPCs is the same as the guarantee fee Farmer Mac had been earning on the Farm & Ranch Guaranteed Securities.

(2)
Includes $17.0 million and $20.0 million related to one-year loan purchase commitments on which Farmer Mac receives a nominal unused commitment fee as of December 31, 2018 and December 31, 2017, respectively.

(3)
During both 2018 and 2017, $100.0 million of this facility was drawn and subsequently repaid. Farmer Mac receives a fixed fee based on the full dollar amount of the facility. If the counterparty draws on the facility, the amounts drawn will be in the form of AgVantage securities, and Farmer Mac will earn interest income on those securities.

The following table presents the quarterly net effective spread by segment:

	Net Effective Spread by Line of Business
	Farm & Ranch		USDA Guarantees		Rural Utilities		Institutional Credit		Corporate		Net Effective Spread(1)
	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
For the quarter ended:
December 31, 2018(2)	$13,288	1.79%	$4,630	0.85%	$2,833	1.19%	$15,751	0.80%	$2,353	0.36%	$38,855	0.93%
September 30, 2018	$13,887	1.91%	$4,627	0.86%	$2,877	1.18%	$15,642	0.78%	$2,044	0.30%	$39,077	0.93%
June 30, 2018	13,347	1.86%	4,398	0.83%	2,923	1.15%	15,220	0.76%	274	0.04%	36,162	0.86%
March 31, 2018	12,540	1.80%	4,400	0.82%	2,950	1.12%	14,824	0.78%	2,387	0.36%	37,101	0.91%
December 31, 2017	12,396	1.80%	4,979	0.93%	3,057	1.14%	14,800	0.78%	2,235	0.35%	37,467	0.93%
September 30, 2017	11,303	1.73%	4,728	0.90%	2,765	1.07%	14,455	0.78%	2,725	0.41%	35,976	0.91%
June 30, 2017	11,158	1.77%	4,551	0.87%	2,669	1.06%	14,467	0.81%	2,489	0.36%	35,334	0.91%
March 31, 2017	10,511	1.77%	4,561	0.89%	2,568	1.04%	12,615	0.82%	2,271	0.32%	32,526	0.90%
December 31, 2016	10,131	1.75%	5,152	1.04%	2,530	1.02%	11,636	0.78%	1,999	0.26%	31,448	0.88%

(1)
Net effective spread is a non-GAAP measure. Effective in fourth quarter 2017, Farmer Mac revised its methodology for calculating net effective spread to also include the net effects of terminations or net settlements on financial derivatives and hedging activities. All prior period information has been recast to reflect the revised net effective spread methodology. See "Use of Non-GAAP Measures—Net Effective Spread" above for more information about net effective spread.

(2)	See above for a reconciliation of GAAP net interest income by line of business to net effective spread by line of business for three months ended December 31, 2018.

The following table presents quarterly core earnings reconciled to net income attributable to common stockholders:

Core Earnings by Quarter Ended
	December 208	September 2018	June 2018	March 2018	December 2017	September 2017	June 2017	March 2017	December 2016

Revenues:
Net effective spread	$38,855	$39,077	$36,162	$37,101	$37,467	$35,976	$35,334	$32,526	$31,448
Guarantee and commitment fees	5,309	5,170	5,171	5,083	5,157	4,935	4,942	5,316	5,158
Other	(129)	110	111	428	69	274	107	485	545
Total revenues	44,035	44,357	41,444	42,612	42,693	41,185	40,383	38,327	37,151

Credit related expense/(income):
Provision for/(release of) losses	166	(3)	582	(410)	464	384	466	444	512
REO operating expenses	—	—	—	16	—	—	23	—	—
Losses/(gains) on sale of REO	—	41	(34)	—	(964)	(32)	(757)	5	—
Total credit related expense/(income)	166	38	548	(394)	(500)	352	(268)	449	512

Operating expenses:
Compensation and employee benefits	7,167	6,777	6,936	6,654	5,247	5,987	6,682	6,317	5,949
General and administrative	5,829	4,350	5,202	4,326	4,348	3,890	3,921	3,800	4,352
Regulatory fees	687	625	625	625	625	625	625	625	625
Total operating expenses	13,683	11,752	12,763	11,605	10,220	10,502	11,228	10,742	10,926

Net earnings	30,186	32,567	28,133	31,401	32,973	30,331	29,423	27,136	25,713
Income tax expense	6,431	6,891	5,477	6,259	11,796	10,268	10,307	8,844	9,189
Net (loss)/income attributable to non-controlling interest(1)	—	—	—	—	—	—	(150)	(15)	28
Preferred stock dividends	3,296	3,295	3,296	3,295	3,296	3,295	3,296	3,295	3,296
Core earnings	$20,459	$22,381	$19,360	$21,847	$17,881	$16,768	$15,970	$15,012	$13,200

Reconciling items:
(Losses)/gains on undesignated financial derivatives due to fair value changes	(96)	3,625	6,709	(2,279)	(261)	995	801	8,683	17,906
(Losses)/gains on hedging activities due to fair value changes	(853)	1,051	1,687	2,564	(3)	1,742	1,420	(3,878)	(673)
Unrealized gains/(losses) on trading assets	57	(3)	11	16	60	—	(2)	(82)	(474)
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	67	(38)	196	(686)	(129)	(954)	(117)	(127)	(40)
Net effects of terminations or net settlements on financial derivatives	(312)	546	232	1,242	632	862	232	948	2,150
Re-measurement of net deferred tax asset due to enactment of new tax legislation	—	—	—	—	(1,365)	—	—	—	—
Income tax effect related to reconciling items	238	(1,088)	(1,855)	(180)	(105)	(926)	(816)	(1,941)	(6,604)
Net income attributable to common stockholders	$19,560	$26,474	$26,340	$22,524	$16,710	$18,487	$17,488	$18,615	$25,465

(1)	As of May 1, 2017, Farmer Mac transferred its entire 65% ownership interest in Contour Valuation Services, LLC (also known as AgVisory) back to the limited liability company.